EXHIBIT 21.1

SUBSIDIARIES OF

22nd CENTURY GROUP, INC.

Name	State of Formation	Percentage

22nd Century Limited, LLC	Delaware	100%

Goodrich Tobacco Company, LLC	Delaware	100%

Heracles Pharmaceuticals, LLC	Delaware	100%

NASCO Products, LLC	North Carolina	100%

Botanical Genetics, LLC	Delaware	100%

22nd Century Group Europe B.V.	Amsterdam	100%

22nd Century Group Canada, Inc.	Canada	100%

22nd Century Holdings, LLC	Delaware	100%

Golden Acquisition Sub, LLC	Delaware	100%

ESI Holdings, LLC	Nevada	100%

PTB Investment Holdings, LLC	Nevada	100%

BridgeWay Distribution, LLC	Nevada	100%

Nasco Exports, LLC	Nevada	100%